Exhibit 99.1

Contacts:

For More Information: CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6400 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces Appointment of Robin Stracey to Board of Directors

San Jose, CA, December 12, 2005 - Applied Imaging Corp. (“Applied Imaging”) (Nasdaq: AICX), the leading supplier of automated digital imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications, today announced that the Company’s Board of Directors elected CEO Robin Stracey as a Board member. Robin Stracey initially joined Applied Imaging in November 2003 as President and Chief Operating Officer. Mr. Stracey was then promoted to Chief Executive Officer in January 2005.

“I want to thank Chairman of the Board G. Kirk Raab and other Board members for this appointment,” commented President and Chief Executive Officer Robin Stracey. “I look forward to working closely with the Board on the successful implementation of our long-term growth strategy and increasing shareholder value.”

Prior to joining Applied Imaging, Mr. Stracey was the Vice President and General Manager of a Chromatography and Mass Spectrometry business unit of Thermo Electron Corporation, where he was responsible for all aspects of a business unit providing sophisticated capital equipment and consumables to drug discovery, clinical and life sciences customers worldwide. Prior to that, Mr. Stracey was a Corporate Vice President of Dade Behring Inc. and the General Manager of its wholly-owned subsidiary, Syva Company, a leading supplier of specialized diagnostic reagents. Mr. Stracey has over 20 years of diagnostic and life sciences experience, and an extensive international operating background. Mr. Stracey has a BSc degree with honors in life sciences from the University of Nottingham in the United Kingdom. He is a graduate of the Executive Program at the Stanford University Graduate School of Business.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications. The Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 4,000 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients.

More information about Applied Imaging can be found at www.aicorp.com